Severance Agreement

THIS SEVERANCE AGREEMENT (the “Severance Agreement”) is entered into as of the Effective Date (as defined below) between Lemonade, Inc. (together with any Affiliate that may employ you from time to time, the “Company”) and Tim Bixby (“Executive” or “you”).

1.     Definitions. The following capitalized terms used herein shall have the following meanings:

(a)           “Affiliate” means (a) any Subsidiary; and (b) any domestic eligible entity that is disregarded, under Treasury Regulation Section 301.7701-3, as an entity separate from either (i) the Company or (ii) any Subsidiary.

(b)           “Annual Bonus” means the annual variable cash compensation you are eligible to receive as determined from time to time by the Company, whether acting through the Company’s Board of Directors (the “Board”), a committee thereof or otherwise, based on the achievement of certain Company and/or individual performance objectives.

(c)           “Base Pay” means your annual base compensation, as determined from time to time by the Company, whether acting through the Board, a committee thereof or otherwise, regardless of whether all or any portion thereof may be deferred under any deferred compensation plan or program of the Company.

(d)           “Cause” means “Cause” (or any term of similar effect) as defined in your employment agreement with the Company or any Affiliate if such an agreement exists and contains a definition of Cause (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Cause (or term of similar effect), then Cause shall include, but not be limited to: (i) your unauthorized use or disclosure of confidential information or trade secrets of the Company or any Affiliate or any material breach of a written agreement between the Holder and the Company or any Affiliate, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement; (ii) any refusal to carry out a reasonable directive of the chief executive officer, the Board or your direct supervisor, which involves the business of the Company and/or its Affiliates and was capable of being lawfully performed; (iii) dismissal under the circumstances defined in Section 16 and/or Section 17 of the Israeli Severance Pay Law, 1963; (iv) embezzlement of funds of the Company and/or its Affiliates; your commission of, indictment for or your entry of a plea of guilty or nolo contendere to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States); (v) your gross negligence or willful misconduct or your willful or repeated failure or refusal to substantially perform assigned duties;; or (vi) any acts, omissions or statements by you which the Company reasonably determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company or any Affiliate.

(e)           “Change in Control” shall have the meaning set forth in the Incentive Award Plan. Notwithstanding the foregoing, if a Change in Control constitutes a payment or benefit event with respect to any payment or benefit hereunder that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, such transaction or event will not be deemed a Change in Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

(f)            “Change in Control Protection Period” means the period beginning on the date three months prior to the consummation of the Change in Control and ending on the first anniversary of such Change in Control.

(g)           “Code” means the Internal Revenue Code of 1986, as amended.

(h)           “Date of Termination” means the date of termination of your employment for any reason.

(i)            “Disability” means “Disability” (or any term of similar effect) as defined in your employment agreement with the Company or any Affiliate if such an agreement exists and contains a definition of Disability (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Disability (or term of similar effect), then Disability means an illness (mental or physical) or incapacity, which results in you being unable to perform your duties as an employee of the Company for a period of one hundred eighty (180) days, whether or not consecutive, in any twelve (12) month period.

(j)            “Equity Awards” means all stock options, restricted stock units, performance stock units and such other equity-based awards granted pursuant to the Incentive Award Plan.  For the avoidance of doubt, “Equity Awards” shall not include any cash or cash-based awards granted pursuant to the Incentive Award Plan.

(k)           “Incentive Award Plan” means Lemonade, Inc. 2020 Incentive Award Plan (or any successor equity incentive plan of the Company).

(l)            “Lemonade Entities” means Lemonade, Inc. and its direct and indirect Subsidiaries.

(m)          “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain

2.     Term of Agreement. The term of this Agreement will commence as of the closing of the Company’s initial public offering of stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Effective Date”) and shall continue in effect until your Date of Termination.

3.     Termination and Eligibility for Severance.

(a)           Accrued Benefits.  Upon any termination of your employment, you will be paid (i) any and all earned and unpaid portion of your Base Pay through the Date of Termination; (ii) any accrued but unused vacation pay owed to you in accordance with Company practices up to and including the Date of Termination; and (iii) any allowable and unreimbursed business expenses incurred through the Date of Termination that are supported by appropriate documentation in accordance with the Company’s applicable expense reimbursement policies. Hereafter, items (i) through (iii) in this Section 3 are referred to as “Accrued Benefits.’’ If termination of your employment is for any reason other than by the Company without Cause (other than due to death or Disability), you will be entitled to receive only the Accrued Benefits.

(b)           Severance Payments and Benefits. Subject to Sections 3(c), 5 and 6 of the Agreement:

(i)            Non-CIC Severance Payments and Benefits.  If the Company terminates your employment without Cause (other than as a result of your death or Disability), in each case, outside of the Change in Control Protection Period, then, in addition to the Accrued Benefits, the Company will provide you the following severance and related post-termination benefits (the “Non-CIC Severance Payments and Benefits”):

(1)           The Company shall, during the period beginning on the Date of Termination and ending on the six (6)-month anniversary of the Date of Termination, pay to you an amount equal to the sum of six (6) months of your Base Pay as in effect immediately prior to the Date of Termination  and  fifty percent (50%) of your target Annual Bonus for the calendar year in which the Date of Termination occurs (collectively, the “Non-CIC Severance Payment”);

(2)         The Company shall pay you an amount equal to the aggregate sum of the Company’s share of medical, dental and vision insurance premiums for you and your dependents for the period commencing on the Date of Termination and ending on the sixth month anniversary thereof (as if you had remained employed and based on coverage as of immediately prior to termination). For the avoidance of doubt, if immediately prior to the termination of your employment you were required to contribute towards the cost of premiums as a condition of receiving such insurance, the payment hereunder will not cover any such contributions. The cash payment provided for in this Section 3(b)(i)(2) or Section 3(b)(ii)(2), as applicable, is referred to herein as the “Continued Benefit Payment”);

(3)         Unless otherwise explicitly set forth in the award agreement for the applicable Equity Award, each outstanding unvested Equity Award held by you immediately prior to the Date of Termination that is subject to vesting based solely upon your continuous service with the Company that would have vested during the six (6)-month period following the Date of Termination had you remained employed shall remain outstanding and shall automatically vest and become exercisable (as applicable) on the Severance Commencement Date; provided that the Release Agreement has become effective and irrevocable as of such date (the “Non-CIC Equity Benefit”); provided, further, that if the Release Agreement has not become effective and irrevocable as of such date, such Equity Awards  shall automatically be forfeited for no consideration on such date, and

(4)         Subject to the provisions of Sections 3(c) and 6, the Non-CIC Severance Payment and Continued Benefit Payment shall be paid in equal installments during the six (6)-month period following the Date of Termination in accordance with the Company’s normal payroll practices beginning on the first payroll date following the 60th day following the Date of Termination (such payroll date, the “Severance Commencement Date”), and with the first installment including any amounts that would have been paid had the Release Agreement been effective and irrevocable on the Date of Termination.

(ii)           CIC Severance Payments and Benefits.  If the Company terminates your employment without Cause (other than as a result of your death or Disability), in each case, during the Change in Control Protection Period, then, in addition to the Accrued Benefits (and, for the avoidance of doubt, in lieu of the Non-CIC Severance Payments and Benefits), the Company will provide you the following severance and related post-termination benefits (the “CIC Severance Payments and Benefits”):

(1)           The Company shall pay you an amount equal to the sum of twelve (12) months of your Base Pay as in effect immediately prior to the Date of Termination and your target Annual Bonus for the calendar year in which the Date of Termination occurs, (collectively, the “CIC Severance Payment”);

(2)         The Company shall pay you an amount equal to the aggregate sum of the Company’s share of medical, dental and vision insurance premiums for you and your dependents for the period commencing on the Date of Termination and ending on the first anniversary thereof (as if you had remained employed and based on coverage as of immediately prior to termination).  For the avoidance of doubt, if immediately prior to the termination of your employment you were required to contribute towards the cost of premiums as a condition of receiving such insurance, the payment hereunder will not cover any such contributions; and

(3)           Unless otherwise explicitly set forth in the award agreement for the applicable Equity Award, any unvested Equity Awards outstanding immediately prior to the Date of Termination shall automatically become fully vested and exercisable (as applicable) on the Severance Commencement Date; provided that the Release Agreement has become effective and irrevocable as of such date (the “CIC Equity Benefit”); provided, further, that if the Release Agreement has not become effective and irrevocable as of such date, such Equity Awards  shall automatically be forfeited for no consideration on such date.

(4)         Subject to the provisions of Sections 3(c) and 6, the CIC Severance Payment and the Continued Benefit Payments shall be paid in equal installments during the twelve (12)-month period following the Date of Termination in accordance with the Company’s normal payroll practices beginning on Severance Commencement Date, and with the first installment including any amounts that would have been paid had the Release Agreement been effective and irrevocable on the Date of Termination shall be made in a lump sum on the Severance Commencement Date.

(c)           Release.  Any amounts payable pursuant to Section 3(b)(i) or Section 3(b)(ii), as applicable (collectively, the “Severance Benefits”), shall be in lieu of notice or any other severance benefits to which you might otherwise be entitled from any Lemonade Entity.  Notwithstanding anything to the contrary herein, the Company’s provision of the Severance Benefits will be contingent upon your timely execution and non-revocation of a general  waiver and release of claims agreement in a form to be provided by the Company (a “Release Agreement”), subject to the terms set forth herein. You will have twenty-one (21) days (or, in the event that your termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), forty-five (45) days) following your receipt of the Release Agreement to consider whether or not to accept it. If the Release Agreement is signed and delivered by you to the Company, you will have seven (7) days from the date of delivery to revoke your acceptance of such agreement (the “Revocation Period”). If you do not timely execute or if you subsequently revoke the Release Agreement, you shall be required to pay to the Company, immediately upon demand therefor, the amount of any payments or benefits you received in connection with any portion of Equity Awards that was eligible to vest pursuant to Section 3(b) (including, without limitation, proceeds received or realized by you from the sale or surrender of any shares underlying such Equity Awards in connection with applicable tax withholding).

(d)           The provisions of this Section 3 shall supersede in their entirety any severance payment provisions in any employment agreement, severance plan, severance policy, severance program or other severance arrangement maintained by the Company. The Company shall have no further obligation to you in the event of termination of your employment for any reason at any time, other than those obligations specifically set forth in this Section 3.

4.     Mitigation.  You shall not be required to mitigate the amount of any payment or benefit provided for in Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 3 be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination or otherwise, subject to Section 5; provided, however, that any loans, advances or other amounts owed by you to the Company may be offset by the Company and its affiliates against amounts payable to you under Section 3 to the greatest extent permitted by applicable law.

5.     Restrictive Covenants and Other Conditions.  You acknowledge and agree that you are a party to that certain Proprietary Information, Assignment of Inventions Non Disclosure and Non Compete Agreement, dated as of September 5, 2018, and such agreement remains in full force and effect (the “Restrictive Covenant Agreement”).] In the event of (a) your material breach of the Restrictive Covenant Agreement, (b) your engagement in any act or omission after the Date of Termination that would have constituted “Cause” under subsection (i) of the definition thereof (without regard for any cure periods therein) for termination of your employment had you remained employed after the Date of Termination, or (c) the Company’s determination in good faith that facts or circumstances existed on the Date of Termination that, if known by the Company on the Date of Termination, would have constituted Cause, the Company shall be entitled to cease all payments and benefits pursuant to Section 3(b), all Equity Awards that vested pursuant to Section 3(b) and any shares of Company stock you received with respect thereto shall immediately be forfeited, without payment therefor, and you shall be required to pay to the Company, immediately upon demand therefor, the amount of any proceeds realized by you from the sale of any such shares.

6.       Section 409A Tax Implications.  Any payments or benefits required to be provided under this Agreement that is subject to Section 409A of the Code shall be provided only after the date of your “separation from service” with the Company as defined under Section 409A of the Code and the regulations and guidance issued thereunder (collectively, “Section 409A”). The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under this Agreement:

(a)           To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Each installment of the payments and benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A.  If and to the extent (i) any portion of any payment, compensation or other benefit provided to you pursuant to this Agreement in connection with your termination of employment constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) you are a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations you agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid until the first business day that is six (6) months plus one (1) day or more after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except such earlier date as Section 409A may then permit.  The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

(b)           The Company and its employees, agents and representatives make no representations or warranty and shall have no liability to you or any other person if any provisions of or payments, compensation or other benefits under this Agreement are determined to constitute nonqualified deferred compensation subject to Section 409A but do not satisfy the conditions of that section.

Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date the Board determines that this Agreement may be subject to Section 409A, the Board may (but is not obligated to), without your consent, adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (i) exempt this Agreement from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A.

7.     Section 280G.  If any payment or benefit you would receive or retain under this Severance Agreement, when combined with any other payment or benefit you receive or retain in connection with a “change in control event” within the meaning of Section 280G of the Code and the regulations and guidance thereunder (“Section 280G”), would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this Section 7, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either payable in full or in such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. All determinations required to be made under this Section 7, including whether and to what extent the Payment shall be reduced and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm or consulting firm experience in matters regarding Section 280G of the Code as may be designated by the Company (the “280G Advisor”). The 280G Advisor shall provide detailed supporting calculations both to you and the Company at such time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any final determination by the

280G Advisor shall be binding upon you and the Company. For purposes of making the calculations required by this Section 7, the 280G Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

8.     Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion or advice of counsel if any questions as to the amount or requirement of withholding arise.

9.   Miscellaneous.

(a)                                 This Agreement, together with any written employment agreement or offer letter to which you may be a party and any agreements referenced herein, will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral, with respect to the subject matter hereof, other than with respect to any agreements between you and the Company with respect to confidential information, intellectual property, non-competition, non-solicitation, non-disparagement, nondisclosure of proprietary information, inventions and injunctive relief, including, without limitation, the Restrictive Covenant Agreement); provided that Section 9(f) supersedes and replaces any prior dispute resolution provisions in any other prior agreement between you and the Company (including, without limitation, the Restrictive Covenant Agreement).

(b)                                 This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

(c)                                  The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable and except to the extent necessary to reform or delete such illegal or unenforceable provision, this Agreement shall remain unmodified and in full force and effect.

(d)                                 This Agreement is personal in nature and neither of the parties hereto shall, without the written consent of the other, assign or otherwise transfer this Agreement or its obligations, duties and rights under this Agreement; provided, however, that in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all of the promises, covenants, duties and obligations of the Company hereunder.

(e)                                  All notices shall be in writing and shall be delivered personally (including by courier), sent by facsimile transmission (with appropriate documented receipt thereof), by overnight receipted courier service (such as UPS or Federal Express) or sent by certified, registered or express mail, postage prepaid, to the Company at the following address: Lemonade, Inc., 5 Crosby Street, 3rd Floor, Attn: Head of Legal, and to you at the most current address we have in your employment file.  Any such notice shall be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, or, if by certified, registered or express mail, postage prepaid mailed, forty-eight (48) hours after the date of deposit in the mail.  Any party may, by notice given in accordance with this paragraph to the other party, designate another address or person for receipt of notices hereunder.

(f)                                   Arbitration.  Notwithstanding anything to the contrary (including, without limitation, any other written agreement by and between you and any Lemonade Entity):

i.                  Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof (a “Dispute”) which cannot be settled by mutual agreement will be finally settled by binding arbitration in New York, under the jurisdiction of the American Arbitration Association or other mutually agreeable alternative arbitration dispute resolution service, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association or other selected service, modified only as herein expressly provided.  The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

ii.               The decision of the arbitrator on the points in dispute will be final, non-appealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

iii.            The fees and expenses of the arbitrator will be shared equally by the parties, and each party will bear the fees and expenses of its own attorney in connection with any Dispute; provided that, to the extent the arbitrator determines you have prevailed on at least one material issue involved in any Dispute commencing during the Change in Control Protection Period, the Company shall reimburse you for all reasonable attorneys’ fees in connection with such Dispute.

iv.           The parties agree that this Section 9(f) has been included to resolve any Disputes, and that this Section 9(f) will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or actions seeking an injunction or temporary restraining order.  In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a Dispute to proceed, the parties hereto hereby waive, to the maximum extent allowed by law, any and all right to a trial by jury in or with respect to such litigation.

v.              The parties will keep confidential, and will not disclose to any person, except as may be required by law or the rules and regulations of the Securities and Exchange Commission or other government agencies, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

(g)                                  This Agreement shall be governed by and interpreted in accordance with the laws of New York, without regard to the conflict of laws provisions thereof or of any other jurisdiction.

10.  Acceptance. You may accept the terms and conditions described herein by confirming your acceptance in writing.  Please send your countersignature to this Agreement to the Company, or via e-mail to me, which execution will evidence your agreement with the terms and conditions set forth herein.

IN WITNESS WHEREOF, each of the parties has executed this Severance Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE:
/s/ Tim Bixby
Tim Bixby
Chief Financial Officer

COMPANY:

By:	/s/ Shai Wininger
Name: Shai Wininger
Title: President, Chief Operating Officer and Secretary